Exhibit 8(cc)(3)

Amendment No. 2 to Participation Agreement (American Funds)

Amendment No. 2 to the

Fund Participation Agreement (the “Agreement”), dated as of March 4, 2005

Among

Transamerica Advisors Life Insurance Company of New York,

American Funds Insurance Series and Capital Research and Management Company

THIS AMENDMENT is entered into as of this 1st day of May, 2013 among Transamerica Advisors Life Insurance Company of New York (the “Company”), on behalf of itself and certain of its separate accounts); AMERICAN FUNDS INSURANCE SERIES (“Series”); and CAPITAL RESEARCH AND MANAGEMENT COMPANY (“CRMC”). Capitalized terms used herein and not otherwise defined shall be given the definition ascribed such term in the Agreement.

WHEREAS, the parties executed an amendment dated March 1, 2012, to add Confidential Information, complying with Massachusetts privacy law that shall hereafter be referred to as Amendment Number 1 to the Participation Agreement.

WHEREAS, the parties desire to further amend the Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree as follows:

1.	A new section, numbered consecutively, is added to the Agreement as follows:

30. Summary Prospectus. Should the Company desire to distribute the prospectuses of the funds within the Series pursuant to Rule 498 of the Securities Act of 1933, as amended, (“Rule 498”), the roles and responsibilities of the Parties to the Agreement (the “Parties”), for complying with Rule 498 and other applicable laws, are set forth as follows:

(a)	For purposes of this Section, the terms “Summary Prospectus” and “Statutory Prospectus” shall have the same meaning as set forth in Rule 498.

(b)	The Series shall provide, or cause to provide, the Company with copies of the Summary Prospectuses in the same manner and at the same times as the Participation Agreement requires that the Fund provide the Company with Statutory Prospectuses.

(c)	The Series and/or CRMC shall be responsible for compliance with Rule 498(e).

(d)	The Series and CRMC each represent and warrant that the Summary Prospectuses and the web site hosting of such Summary Prospectuses will comply with the requirements of Rule 498 applicable to the Series and its Funds. The Series and CRMC each further represents and warrants that it has reasonable policies and procedures in place to ensure that such web site complies with Rule 498.

(e)

The Series and CRMC each agree that the URL indicated on each Summary Prospectus will lead contract owners directly to the web page used for hosting Summary Prospectuses (“Landing Page”) and that such Landing Page will host the current Fund’s and Series’ documents required to be posted in compliance with Rule 498. The Series or

CRMC shall notify the Company of any unexpected interruptions in availability of this Landing Page that last more than 24 hours promptly upon the Series’ or CRMC’s discovery of any such interruption. Such Landing Page will host the Summary Prospectus for the Fund and share class options available under the Agreement.

(f)	The Series and CRMC represent and warrant that they will be responsible for compliance with the provisions of Rule 498(f)(1) involving contract owner requests for additional Fund documents made directly to the Series, CRMC or their affiliates. The Series and CRMC further represent and warrant that any information obtained about contract owners pursuant to this provision will be used solely for the purposes of responding to requests for additional Fund documents.

(g)	The Company represents and warrants that it will be responsible for compliance with the provisions of Rule 498(f)(1) involving contract owner requests for additional Fund documents made by contract owners directly to the Company or one of its affiliates.

(h)	Company represents and warrants that any binding together of Summary Prospectuses and/or Statutory Prospectuses will be done in compliance with Rule 498.

(i)	If the Series determines that it will end its use of the Summary Prospectus delivery option, the Series or CRMC will provide the Company with at least 90 days advance notice of its intent.

(j)	The Parties agree that the Company is not required to distribute Summary Prospectuses to its contract owners, but rather that the use of the Summary Prospectus will be at the discretion of the Company. The Company agrees that it will give Series and CRMC and the Fund reasonable notice of its intended use of the Summary Prospectuses or the Statutory Prospectuses.

(k)	The Parties agree that all other provisions of the Participation Agreement, as amended, including the Indemnification provisions, will apply to the terms of this Section as applicable.

2.	The parties agree to combine existing Attachment A and Attachment B into a single schedule hereby referenced as Attachment A, as amended from time to time. Attachment A and Attachment B of the Agreement are hereby deleted in its entirety and replaced with the attached Attachment A. All references to Attachment B in the Agreement are hereafter a reference to Attachment A.

3.	A new third paragraph is added to 11., as follows:

Series and CRMC and Fund Manager each agree to notify the Company when any Fund available as an underlying investment option for the Contracts becomes a commodity pool, as defined under the Commodities Exchange Act (“CEA”), and CRMC is required to register with the Commodity Futures Trading Commission (“CFTC”) as a commodity pool operator (“CPO”) with respect to any underlying fund. Until such notification is provided to the Company, Series and CRMC each represent and warrant that it has not registered as a CPO with respect to any such Fund. Series and CRMC each represent and warrant it is not required to register as a CPO with respect to any such Fund. Series and CRMC each represent and warrant that it will use its best efforts to comply with the CEA and CFTC rules and regulations to the extent required.

All other terms and provisions of the Agreement not amended herein shall remain in full force and effect. Unless otherwise specified, all defined terms shall have the same meaning given to them in the Agreement.

Effective Date: May 1, 2013

TRANSAMERICA ADVISORS LIFE INSURANCE COMPANY OF NEW YORK

on behalf of itself and each Account

By:	/s/ John Mallett
Name:	John Mallett
Title:	Vice President
Date:	12-12-13

AMERICAN FUNDS INSURANCE SERIES

By:	/s/ Steven Koszalka
Name:	Steven I. Koszalka
Title:	Secretary
Date:	12-6-13

CAPITAL RESEARCH AND MANAGEMENT COMPANY

By:	/s/ Michael Downer
Name:	Michael J. Downer
Title:	Senior V.P. and Secretary
Date:	12-6-13

Attachment A

Revised May 1, 2013

Separate Accounts:

ML of New York Variable Annuity Separate Account A

Contracts:

Merrill Lynch Investor Choice Annuity

Portfolios:

American Funds Insurance Series– Asset Allocation Fund – Class 2 Shares

American Funds Insurance Series – Bond Fund – Class 2 Shares

American Funds Insurance Series – Growth Fund – Class 2 Shares

American Funds Insurance Series – Growth-Income Fund – Class 2 Shares

American Funds Insurance Series – International Fund – Class 2 Shares